Exhibit 99.1

As described in its Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2013, the Company has updated operating results for all periods covered in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (as filed with the Securities and Exchange Commission on March 4, 2013, and as subsequently updated by its Current Report on Form 8-K filed with the Securities and Exchange Commission on March 26, 2013) (the "2012 Form 10-K"), in order to give effect to the change in accounting methodology for recognizing expense for its company-sponsored U.S. and international pension benefit plans. The Selected Financial Data that follows revises the information included in the 2012 Form 10-K in order to reflect the change in accounting methodology and should be read in conjunction with the updated financial statements and schedules included as exhibits to the Current Report on Form 8-K filed on December 3, 2013.

Item 6.        SELECTED FINANCIAL DATA

In millions, except per share and employee and contractor amounts
For the years ended December 31	2012	2011	2010	2009	2008
Continuing Operations (a)
Revenue	$5,730	$5,291	$4,711	$4,579	$5,300
Income from operations	$748	$(148)	$298	$348	$(1,170)
Other (expense) income, net	$(8)	$(3)	$(11)	$(31)	$16
Income tax expense (benefit)	$223	$(66)	$5	$121	$(417)
Income from continuing operations attributable to NCR common stockholders	$475	$(97)	$277	$183	$(758)
Income (loss) from discontinued operations, net of tax	$6	$(93)	$(10)	$(115)	$(25)
Basic earnings (loss) per common share attributable to NCR common stockholders:
From continuing operations (a,b)	$2.98	$(0.61)	$1.73	$1.15	$(4.59)
From discontinued operations	$0.04	$(0.59)	$(0.06)	$(0.72)	$(0.15)
Total basic earnings (loss) per common share	$3.02	$(1.20)	$1.67	$0.43	$(4.74)
Diluted earnings (loss) per common share attributable to NCR common stockholders:
From continuing operations (a,b)	$2.90	$(0.61)	$1.72	$1.14	$(4.59)
From discontinued operations	$0.04	$(0.59)	$(0.06)	$(0.72)	$(0.15)
Total diluted earnings (loss) per common share	$2.94	$(1.20)	$1.66	$0.42	$(4.74)
Cash dividends per share	$—	$—	$—	$—	$—
As of December 31
Total assets	$6,369	$5,604	$4,361	$4,094	$4,255
Total debt	$1,963	$853	$11	$15	$308
Total NCR stockholders' equity	$1,252	$718	$883	$564	$440
Number of employees and contractors	25,700	23,500	21,000	21,500	22,400

(a)
Continuing operations excludes the costs and insurance recoveries relating to certain environmental obligations associated with discontinued operations, including the Fox River, Japan and Kalamazoo River matters, the closure of NCR's EFT payment processing business in Canada, and the results from our previously disposed healthcare solutions and Entertainment businesses.

(b)	The following income (expense) amounts, net of tax are included in income from continuing operations for the years ended December 31:

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In millions	2012	2011	2010	2009	2008
Impairment charges	$(7)	$—	$(9)	$(30)	$—
Acquisition related costs	(16)	(28)	—	—	—
Acquisition related amortization of intangibles	(25)	(8)	—	—	—
OFAC and FCPA investigations	(2)	—	—	—	—
Legal settlements and charges	—	2	(5)	(4)	(8)
Japan valuation reserve release	—	—	39	—	—
Incremental costs directly related to the relocation of the worldwide headquarters	—	—	(11)	(4)	—
Organizational realignment initiative	—	—	—	—	(45)
Net gains from sales of real estate	—	—	—	—	13
Total	$(50)	$(34)	$14	$(38)	$(40)

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